UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 1, 2013 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

    On January 1, 2013, upon the recommendation of its Corporate Governance Committee, the Board of Directors of Heska Corporation, a Delaware corporation (the “Company”), appointed Ms. Carol Wrenn to the Board of Directors of the Company.  Ms. Wrenn will serve as a Class I director.  Ms. Wrenn is expected to serve in such capacity until the next annual meeting of shareholders or until her earlier resignation or removal. There are and have been no arrangements or understandings between Ms. Wrenn and any other persons pursuant to which she was selected as a director, and there are and have been no transactions since January 1, 2012, or any currently proposed transaction, in which the Company was or is to be a participant in excess of the lesser of $120,000 and 1% of the average of the Company’s total assets at year end for the last two completed fiscal years and in which Ms. Wrenn had or will have a direct or indirect material interest. Ms. Wrenn’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION
a Delaware corporation

Dated: January 4, 2013                                                                By: /s/ Jason A. Napolitano
Jason A. Napolitano
Executive Vice President, Chief Financial Officer and Secretary